Exhibit (a)(1)(M)

Not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction

ROYALTY PHARMA SUBMITS FORMAL CASH OFFER FOR ELAN CORPORATION, PLC (“ELAN”)

Offer Price Reflects $1 Billion Dutch AuctionStrikePrice of $11.25 per Elan Share

NEW YORK – May 2, 2013 – Echo Pharma Acquisition Limited (“Royalty Pharma”) has today issued an offer document dated 2 May 2013 (the “Offer Document”). In the Offer Document, Royalty Pharma confirms the Offer Price set forth in its Rule 2.5 Announcement of 15 April (please see the Offer Document for details).

The Offer Price reflects Elan’s (NYSE: ELN) $1 billion Dutch Auction share repurchase (the “Dutch Auction”) clearing price of $11.25 per Elan Share, the lowest possible price in the range set by the Elan Board. Royalty Pharma believes this clearing price validates Royalty Pharma’s earlier statement that the Dutch Auction price range was set artificially high. Of the 22 share repurchases by companies (listed on NYSE or NASDAQ with a market cap above $500 million) that used a Dutch auction process in the last two years, only Elan’s Dutch Auction and one other cleared at the bottom of the range. Eleven of these cleared at the highest price of their respective ranges, eight others cleared at or above the mid-point, and one below the mid-point of their respective ranges.

Notably, Johnson & Johnson (“J&J”), a highly respected pharmaceutical company and Elan’s largest shareholder, tendered all its Elan Shares into the Dutch Auction and sold at $11.25, the lowest possible price in the range set by the Elan Board. Though some may wish to disregard J&J’s sale of its Elan Shares as a benchmark for the value of Elan and the royalty on Tysabri held by Elan, Royalty Pharma considers this transaction to be extremely relevant in this regard, particularly given that J&J’s investment, at $11.25 per share, was worth $1.2 billion. J&J’s actions speak volumes.

In the past three months, three knowledgeable pharmaceutical companies (Elan, Biogen and J&J) have taken a view on the value of Tysabri, Elan’s key asset, in transactions worth billions of dollars. Royalty Pharma believes that Elan sold approximately half of its economics as well as complete operational control of Tysabri to Biogen for $3.25 billion. Royalty Pharma presumes Elan’s management and board concluded that the $3.25 billion price was fair to Elan’s shareholders. Elan’s remaining interest in Tysabri, now in the form of a royalty, is Elan’s only important asset other than cash. J&J was clearly willing to accept $11.25, the lowest price in the Dutch Auction, for its Elan Shares and, by implication, the Tysabri Royalty. Royalty Pharma believes that the implied value of the Tysabri Royalty at $11.25 per Elan Share is approximately $3.9 billion. Royalty Pharma further believes these transactions provide essential valuation benchmarks for the Tysabri Royalty that cannot be ignored.

Royalty Pharma also believes that:

▪	the Dutch Auction was an attempt to frustrate Royalty Pharma’s Offer –but in the end, all it achieved was to return 92% of the $1billion Dutch Auction proceeds to a single shareholder;
▪	Elan shareholders should welcome our Offer, which fairly reflects the underlying value of the Tysabri royalty;
▪	the alternative to our Offer is for Elan shareholders to accept the risks of Elan management’s “blind pool” acquisition strategy; and
▪	absent Royalty Pharma’s Offer, the Elan Stock Price will trade well below the Dutch Auction strike price.

Royalty Pharma also takes note of recent multiple sclerosis market trends, specifically slowing net patient additions for Tysabri reported by Biogen for Q1’13, and the strong initial launch of Tecfidera. Although Royalty Pharma continues to be interested in acquiring Elan, Royalty Pharma is a disciplined financial buyer and is only prepared to offer a price for Elan that reflects the fundamental value of the Tysabri Royalty.

Royalty Pharma hopes Elan shareholders will give Royalty Pharma’s Offer careful consideration.

A copy of the Offer Document is available for inspection at the offices of Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

Definitions used in the Offer Document have the same meaning when used in this announcement, unless the context requires otherwise.

J.P. Morgan, BofA Merrill Lynch and Groton Partners are acting as financial advisors to Royalty Pharma.

Further information relating to the Offer, including all announcements issued by or on behalf of Royalty Pharma, is available at www.royaltypharma.com.

ENQUIRIES

Royalty Pharma

Pablo Legorreta

George Lloyd

Tel: +1 212 883 2275

J.P. Morgan (financial advisor)

Henry Gosebruch (New York, Tel: +1 212 270 6000)

Dwayne Lysaght / James Mitford / Christopher Dickinson (London, Tel: +44 (0) 20 7742 4000)

BofA Merrill Lynch (financial advisor)

Ivan Farman (New York, Tel: +1 646 855 5000)

Philip Noblet / Peter Luck / Geoff Iles (London, Tel: +44 (0) 20 7996 1000)

Abernathy (PR advisor)

Tom Johnson / Chuck Burgess

Tel: +1 212 371 5999

Maitland (PR advisor)

Tom Buchanan

Tel: +44 (0) 20 7379 5151

Mackenzie Partners (Information Agent)

Daniel Burch

Tel: + 1 212 929 5500 (Collect) or +1 800 322 2885 (Toll Free)

FURTHER INFORMATION

This announcement is not intended to, and does not, constitute or form part of (1) an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, (2) the solicitation of an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, or (3) the solicitation of any vote or approval in any jurisdiction, pursuant to this announcement or otherwise.

The distribution of this announcement in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive this announcement (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland, the United Kingdom and the United States who are not resident in Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

Additional Notice to US Investors

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, nor will there be any acquisition or disposition of the securities referred to in this announcement in any jurisdiction in contravention of applicable law or regulation.

This announcement is not a substitute for the Offer Document and the Form of Acceptance (with respect to Elan’s ordinary shares) and Letter of Transmittal (with respect to Elan’s ADSs), which were filed with the SEC on May 2, 2013, or any other document that Royalty Pharma may file with the Securities and Exchange Commission (“SEC”) in connection with the Offer, if any. ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.

Additional Information

Any response in relation to the Offer (including any acceptance thereof) should be made only on the basis of the information contained in the Offer Document, the Acceptance Documents or any other document by which the Offer is made.

Responsibility Statements

The directors of Royalty Pharma accept responsibility for the information contained in this announcement, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Royalty Pharma to verify this information). To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The managing member of RP Management accepts responsibility for the information contained in this announcement, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of RP Management to verify this information). To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management and for no one else in connection with the matters described in this announcement and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in connection with the matters described in this announcement.

Merrill Lynch, Pierce, Fenner& Smith Incorporated (in its capacity as financial advisor), together with its affiliate, Merrill Lynch International (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom) (together, “BofA Merrill Lynch”), both subsidiaries of Bank of America Corporation, are acting exclusively for Royalty Pharma and RP Management in connection with the Offer and for no one else, and are not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of BofA Merrill Lynch or its affiliates or for providing advice in relation to the Offer.

Groton Partners is acting exclusively for Royalty Pharma and RP Management in connection with the Offer and for no one else and will not be responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to its clients or for providing advice in relation to the Offer.

Forward-looking Statements

This announcement may include certain “forward looking statements” with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Offer and Elan’s future financial condition and performance. Statements that are not historical facts, including statements about Elan or Royalty Pharma or Royalty Pharma’s belief and expectation, are forward looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.

Examples of such forward looking statements include (but are not limited to) statements about expected benefits and risks associated with the Offer; projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of Elan or Royalty Pharma following the Offer; statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan or Royalty Pharma following the Offer; statements concerning any future Irish, US or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.

Forward looking statements only speak as of the date on which they are made, and the events discussed in this announcement may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.

Rule 8 - Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Elan, all “dealings” in any “relevant securities” of Elan (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Elan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of Elan by Elan or Royalty Pharma, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the ”business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecast / Asset Valuations

No statement in this announcement constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management or Elan as appropriate. No statement in this announcement constitutes an asset valuation.